GRAINGER REPORTS RESULTS FOR THE THIRD QUARTER 2026

Continued strong results across the business;
Company increases full year 2026 earnings outlook

Third Quarter Highlights
•Delivered sales of $5.2 billion, up 11.3%, or 14.9% on a daily, organic constant currency basis
•Achieved operating margin of 16.0% on a reported basis, up 500 basis points, or 16.1% on an adjusted basis, up 90 basis points, which excludes certain non-recurring items, notably the loss related to the Company's exit of the U.K. market in the prior year period
•Generated diluted EPS of $12.42 on a reported basis, up 102.9%, or $12.54 on an adjusted basis, up 22.8%
•Produced $661 million in operating cash flow and returned $396 million to Grainger shareholders through dividends and share repurchases
•Increasing full year 2026 earnings outlook, including diluted adjusted EPS range of $47.00 to $48.00

CHICAGO, November 4, 2026 - Grainger (NYSE: GWW) today reported results for the third quarter of 2026 with sales of $5.2 billion, up 11.3%, or 14.9% on a daily, organic constant currency basis, and adjusted diluted EPS of $12.54, up 22.8% compared to the third quarter of 2025.

“The third quarter performance reflects our consistent execution and an improving demand environment,” said D.G. Macpherson, Chairman and CEO. “As customers continue to turn to us for the products and solutions they need, both our High-Touch Solutions and Endless Assortment segments delivered impressive growth. Following another quarter of strong performance, we are increasing our 2026 guidance and remain on track for an exceptional year.”

2026 Third Quarter Financial Summary

($ in millions, except per share amounts)	Q3 2026		Q3 2025		Q3'26 vs. Q3'25 Fav. / (Unfav.)
	Reported	Adjusted(1)	Reported	Adjusted(2)	Reported	Adjusted
Net Sales	$5,181	$5,181	$4,657	$4,657	11.3%	11.3%
Gross Profit	$2,011	$2,011	$1,798	$1,798	11.8%	11.8%
Operating Earnings	$828	$836	$511	$707	62.0%	18.2%
Net Earnings Attributable to W.W. Grainger, Inc.	$587	$593	$294	$490	99.7%	21.0%
Diluted Earnings Per Share	$12.42	$12.54	$6.12	$10.21	102.9%	22.8%

Gross Profit Margin	38.8%	38.8%	38.6%	38.6%	20 bps	20 bps
Operating Margin	16.0%	16.1%	11.0%	15.2%	500 bps	90 bps
Effective Tax Rate	24.3%	24.3%	34.7%	24.8%	1,040 bps	50 bps
(1) Reflects transaction costs associated with the acquisition of technology assets from Adroit Worldwide Media, Inc. in the third quarter of 2026.
(2) Reflects the loss from the Company's exit of the U.K. market, including the sale of the Cromwell business and closure of Zoro U.K., announced in the third quarter of 2025 and completed in the fourth quarter of 2025.

See the supplemental information of this release for further information regarding the Company's non-GAAP measures including reconciliations to the most directly comparable GAAP measure.

Revenue
Sales in the quarter increased 11.3% compared to the third quarter of 2025. When normalizing for the Company's exit from the U.K. market and the impact of foreign currency exchange, sales on a daily, organic constant currency basis increased 14.9% compared to the third quarter of 2025.

In the High-Touch Solutions - N.A. segment, sales were up 13.8% on both a reported and daily, constant currency basis compared to the third quarter of 2025. Results for the segment were driven by double-digit volume growth and continued price inflation as cost increases were passed. In the Endless Assortment segment, sales were up 11.9% compared to the third quarter of 2025, or up 19.3% on a daily, organic constant currency basis. Growth for the segment was driven by strong performance at both MonotaRO and Zoro.

Gross Profit Margin
Gross profit margin was 38.8% in the third quarter of 2026, up 20 basis points compared to the third quarter of 2025, driven by expansion across the Endless Assortment segment and a benefit related to the Company's exit from the U.K. market.

In the High-Touch Solutions - N.A. segment, gross profit margin was 40.8%, down 30 basis points compared to the prior year quarter due to unfavorable freight expense and mix. In the

Endless Assortment segment, gross profit margin increased by 90 basis points from the third quarter of 2025 due to improvement at both MonotaRO and Zoro.

Earnings
For the third quarter of 2026, total Company reported operating earnings were $828 million, up 62.0% compared to the third quarter of 2025. Operating margin was 16.0%, a 500 basis point increase compared to the third quarter of 2025. On an adjusted basis, operating earnings were $836 million, up 18.2% compared to the third quarter of 2025. Adjusted operating margin was 16.1%, a 90 basis point increase compared to the third quarter of 2025. This increase in adjusted operating margin was driven by sales leverage in both segments and a benefit related to the Company's exit from the U.K. market. These adjusted results for the quarter exclude transaction costs associated with the acquisition of technology assets in the current year period and the loss related to the Company's exit of the U.K. market, including the sale of the Cromwell business and closure of Zoro U.K., in the prior year period.

Diluted earnings per share for the third quarter of 2026 were $12.42 on a reported basis, up 102.9% compared to the third quarter of 2025. On an adjusted basis, diluted EPS was $12.54, up 22.8% compared to the third quarter of 2025. The increase was due primarily to strong operating performance, fewer shares outstanding, and a lower effective tax rate.

Tax Rate
For the third quarter of 2026, the effective tax rate was 24.3%, compared to 34.7% in the third quarter of 2025. On an adjusted basis, the effective tax rate was 24.3% compared to 24.8% in the prior year period. The variance for the adjusted tax rate was primarily due to additional tax credit benefits recorded in the third quarter of 2026.

Cash Flow
During the third quarter of 2026, the Company generated $661 million of cash flow from operating activities driven by strong net earnings. The Company invested $115 million in capital expenditures, resulting in free cash flow of $546 million. During the quarter, the Company returned $396 million to Grainger shareholders through dividends and share repurchases.

Guidance
The Company is updating the following guidance ranges for 2026:

Total Company(1)	Previous 2026 Guidance Range (as of August 4, 2026)	Updated 2026 Guidance Range (as of November 4, 2026)
Net Sales	$19.4 - $19.7 billion	$19.8 - $20.0 billion
Sales growth	8.4% - 10.0%	10.1% - 11.6%
Daily, organic constant currency sales growth	11.5% - 13.0%	13.0% - 14.5%
Gross Profit Margin	39.3% - 39.6%	39.4% - 39.6%
vs Prior Year	20 bps to 50 bps	30 bps to 45 bps
Operating Margin	15.8% - 16.2%	16.0% - 16.2%
vs Prior Year	80 bps to 120 bps	100 bps to 120 bps
Diluted Earnings per Share	$45.50 - $47.25	$47.00 - $48.00
Operating Cash Flow	$2.25 - $2.4 billion	$2.35 - $2.45 billion
CapEx (cash basis)	$0.575 - $0.65 billion	$0.575 - $0.625 billion
Share Buyback	$0.975 - $1.05 billion	$0.975 - $1.025 billion
Effective Tax Rate	~25.0%	~24.7%

Segment Operating Margin
High-Touch Solutions - N.A.	17.2% - 17.6%	17.3% - 17.5%
Endless Assortment	10.4% - 10.8%	10.9% - 11.1%
(1) Guidance provided is on an adjusted basis. Daily, organic constant currency sales growth is adjusted for the impact of certain divested or closed businesses in the comparable prior year period post date of divestiture or closure and changes in foreign currency exchange. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. For further details see the supplemental information of this release.

Webcast
The Company will conduct a live conference call and webcast at 11:00 a.m. ET on Wednesday, November 4, 2026, to discuss the third quarter results. The event will be hosted by D.G. Macpherson, Chairman and CEO, and Laurie Thomson, Vice President and Interim CFO, and can be accessed at invest.grainger.com. To access the conference call via phone, please send a request to InvestorRelations@grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., is a leading broad line distributor with operations primarily in North America and Japan. At Grainger, We Keep the World Working® by serving more than 4.6 million customers worldwide with maintenance, repair and operating (MRO) products and value-added solutions delivered through innovative technology and deep customer expertise. Known for its commitment to service and purpose-driven culture, the Company reported 2025 revenue of $17.9 billion. For more information, visit www.grainger.com.

Visit invest.grainger.com to view information about the Company, including a supplement regarding 2026 third quarter results and additional Company information.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements” under the federal securities laws. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Grainger cannot guarantee that any forward-looking statement will be realized and achievement of future results is subject to risks and uncertainties, many of which are beyond Grainger's control, which could cause Grainger's results to differ materially from those that are presented. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: inflation, higher product costs or other expenses, including operational and administrative expenses; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; changes in third-party practices regarding digital advertising; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives, acquisitions or business strategies including with respect to Grainger's eCommerce platforms and artificial intelligence; failure to adequately protect our intellectual property or successfully defend against infringement claims; fluctuations or declines in Grainger's gross profit margin; Grainger's responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, regulations related to advertising, marketing and the internet, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters, including new or revised provisions relating to contract compliance or performance; the impact of any government shutdown; disruption or breaches of information technology or data security systems involving Grainger or third parties on which Grainger depends; general industry, economic, market or political conditions; general global economic conditions, including existing, new, or increased tariffs, trade issues and changes in trade policies, inflation, and interest rates; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of Grainger's common stock; an incident that adversely impacts Grainger’s reputation or brand; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; effects of outbreaks of pandemic disease or viral contagions, global conflicts, natural or human-induced disasters, extreme weather, and other catastrophes or conditions; effects of climate change; failure to execute on our corporate responsibility efforts; competition for, or failure to attract, retain, train, motivate and develop executives and key team members; loss of key members of management or key team members; loss of operational flexibility and potential for work stoppages or slowdowns if team members unionize or join a collective bargaining arrangement; changes in effective tax rates; changes in credit ratings or outlook; Grainger's incurrence of indebtedness or failure to comply with restrictions and obligations under its debt agreements and instruments and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Erin Ptacek	Kyle Bland
VP, Communications & Public Affairs	VP, Investor Relations

Robb Kristopher	Kevin Byrne
Director, External Affairs	Director, Investor Relations

Media_Inquiries@grainger.com	InvestorRelations@grainger.com

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions of dollars, except for share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$5,181	$4,657	$14,944	$13,517
Cost of goods sold	3,170	2,859	9,053	8,254
Gross profit	2,011	1,798	5,891	5,263
Selling, general and administrative expenses	1,183	1,287	3,463	3,402
Operating earnings	828	511	2,428	1,861
Other (income) expense:
Interest expense – net	21	20	62	61
Other – net	(7)	(1)	(21)	(10)
Total other expense – net	14	19	41	51
Earnings before income taxes	814	492	2,387	1,810
Income tax provision	198	171	590	481
Net earnings	616	321	1,797	1,329
Less net earnings attributable to noncontrolling interest	29	27	85	74
Net earnings attributable to W.W. Grainger, Inc.	$587	$294	$1,712	$1,255

Earnings per share:
Basic	$12.43	$6.13	$36.12	$26.02
Diluted	$12.42	$6.12	$36.08	$25.97
Weighted average number of shares outstanding:
Basic	47.0	47.8	47.2	48.0
Diluted	47.1	47.9	47.2	48.1

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)
(Unaudited)

	As of
	(Unaudited)
Assets	September 30, 2026	December 31, 2025
Current assets
Cash and cash equivalents	$768	$585
Accounts receivable (less allowance for credit losses of $31 and $32, respectively)	2,877	2,329
Inventories – net	2,303	2,394
Prepaid expenses and other current assets	255	176
Total current assets	6,203	5,484
Property, buildings and equipment – net	2,488	2,268
Goodwill	521	360
Intangibles – net	327	265
Operating lease right-of-use	354	345
Other assets	235	240
Total assets	$10,128	$8,962

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities	$227	$126
Trade accounts payable	1,184	963
Accrued compensation and benefits	412	343
Operating lease liability	73	73
Accrued expenses	447	386
Income taxes payable	33	49
Total current liabilities	2,376	1,940
Long-term debt	2,458	2,362
Long-term operating lease liability	310	301
Deferred income taxes and tax uncertainties	151	121
Other non-current liabilities	95	97
Shareholders' equity	4,738	4,141
Total liabilities and shareholders’ equity	$10,128	$8,962

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net earnings	$616	$321	$1,797	$1,329
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for credit losses	6	7	19	20
Deferred income taxes and tax uncertainties	2	36	33	37
Depreciation and amortization	67	65	195	190
Non-cash lease expense	19	21	59	62
Impairment loss and net losses from business divestitures	—	196	—	196
Stock-based compensation	19	14	58	49
Change in operating assets and liabilities:
Accounts receivable	(47)	(40)	(557)	(252)
Inventories	72	(8)	86	(27)
Prepaid expenses and other assets	(40)	1	(72)	(32)
Trade accounts payable	(138)	(46)	174	185
Operating lease liabilities	(24)	(26)	(72)	(79)
Accrued liabilities	127	64	148	4
Income taxes – net	(16)	(5)	(20)	(42)
Other non-current liabilities	(2)	(3)	(4)	(20)
Net cash provided by operating activities	661	597	1,844	1,620
Cash flows from investing activities:
Capital expenditures	(115)	(258)	(396)	(558)
Proceeds from sale of assets	—	—	—	4
Cash paid for business acquisition	(215)	—	(215)	—
Other – net	(4)	(2)	(17)	11
Net cash used in investing activities	(334)	(260)	(628)	(543)
Cash flows from financing activities:
Short-term borrowings (repayments), original maturities of 90 days or less, net	225	—	100	—
Proceeds from debt	50	27	102	90
Payments of debt	(3)	—	(7)	(503)
Proceeds from stock options exercised	1	—	9	2
Payments for employee taxes withheld from stock awards	(2)	(1)	(32)	(31)
Purchases of treasury stock	(278)	(291)	(739)	(798)
Purchases of noncontrolling interests	(1)	—	(71)	—
Cash dividends paid	(145)	(133)	(398)	(358)
Other – net	—	—	9	(1)
Net cash used in financing activities	(153)	(398)	(1,027)	(1,599)
Exchange rate effect on cash and cash equivalents	5	(1)	(6)	21
Net change in cash and cash equivalents	179	(62)	183	(501)
Cash and cash equivalents at beginning of period	589	597	585	1,036
Cash and cash equivalents at end of period	$768	$535	$768	$535

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP
FINANCIAL MEASURES (Unaudited)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with the non-GAAP financial measures as defined below. The Company believes these non-GAAP financial measures provide meaningful information to assist investors in understanding financial results and assessing future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Basis of presentation
The Company has a controlling ownership interest in MonotaRO, which is part of the Endless Assortment segment. MonotaRO’s results are fully consolidated, reflected in U.S. GAAP, and reported one-month in arrears. Results will differ from MonotaRO’s externally reported financials which follow Japanese GAAP.

Adjusted gross profit, adjusted SG&A, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted EPS
Exclude certain non-recurring items, like restructuring charges, asset impairments, gains and losses associated with business divestitures or closures and other non-recurring, infrequent or unusual gains and losses (together referred to as “non-GAAP adjustments”), from the Company’s most directly comparable reported U.S. GAAP figures (reported gross profit, SG&A, operating earnings, net earnings and EPS). The Company believes these non-GAAP adjustments provide meaningful information to assist investors in understanding financial results and assessing future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Free cash flow (FCF)
Calculated using total cash provided by operating activities less capital expenditures. The Company believes the presentation of FCF allows investors to evaluate the capacity of the Company's operations to generate free cash flow.

Daily sales
Refers to sales for the period divided by the number of U.S. selling days for the period.

Daily, constant currency sales
Refers to daily sales adjusted for changes in foreign currency exchange rates.

Daily, organic constant currency sales
Refers to daily sales excluding the sales of certain divested or closed businesses in the comparable prior year period post date of divestiture or closure and changes in foreign currency exchange rates.

Foreign currency exchange
Calculated by dividing current period local currency daily sales by current period average exchange rate and subtracting the current period local currency daily sales divided by the prior period average exchange rate.

U.S. selling days:
2025: Q1-63, Q2-64, Q3-64, Q4-64, FY-255
2026: Q1-63, Q2-64, Q3-64, Q4-64, FY-255
2027: Q1-63, Q2-64, Q3-64, Q4-63, FY-254

As non-GAAP financial measures are not standardized, it may not be possible to compare these measures with other companies' non-GAAP measures having the same or similar names. These non-GAAP measures should not be considered in isolation or as a substitute for reported results. These non-GAAP measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. This press release also includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliations provided below reconcile GAAP financial measures to non-GAAP financial measures used in this release: daily sales; daily, organic constant currency sales; and free cash flow.

Sales growth for the three months ended September 30, 2026
(percent change compared to prior year period)
(unaudited)

	Q3 2026
	Total Company	High-Touch Solutions - N.A.	Endless Assortment
Reported sales	11.3%	13.8%	11.9%
Daily impact	—%	—%	—%
Daily sales(1)	11.3%	13.8%	11.9%
Foreign currency exchange(2)	1.2%	—%	6.2%
Business divestiture(3)	2.4%	—%	1.2%
Daily, organic constant currency sales	14.9%	13.8%	19.3%
(1) Based on U.S. selling days, there were 64 selling days in Q3 2026 and Q3 2025.
(2) Excludes the impact of year-over-year foreign currency exchange rate fluctuations.
(3) Excludes the net sales results of the divested Cromwell business and closed Zoro U.K. business, announced in the third quarter of 2025 and completed in the fourth quarter of 2025, in the prior year period on a daily basis.

Free cash flow (FCF) for the three months ended September 30, 2026
(in millions of dollars)
(unaudited)

Q3 2026
Net cash flows provided by operating activities	$661
Capital expenditures	(115)
Free cash flow	$546

Income statement adjustments for the three months ended September 30, 2026 and 2025
(in millions of dollars)
(unaudited)

	Q3 2026			Reported	Adjusted(3)	Reported	Adjusted
	Reported	Adjustment(1)	Adjusted	% of Net sales		Y/Y

Earnings reconciliation:

SG&A	$1,183	$(8)	$1,175	22.8%	22.7%	(8.1)%	7.7%
Operating earnings	828	8	836	16.0	16.1	62.0	18.2
Other expense — net	(14)	—	(14)	0.3	0.2	(26.3)	(26.3)
Earnings before income taxes	814	8	822	15.7	15.9	65.4	19.5
Income tax provision(4)	(198)	(2)	(200)	3.8	3.9	15.8	17.0
Net earnings	616	6	622	11.9	12.0	91.9	20.3
Noncontrolling interest(5)	(29)	—	(29)	0.6	0.6	7.4	7.4
Net earnings attributable to W.W. Grainger, Inc.	$587	$6	$593	11.3%	11.4%	99.7%	21.0%

Diluted earnings per share:	$12.42	$0.12	$12.54			102.9%	22.8%

	Q3 2025			Reported	Adjusted(3)	Reported	Adjusted
	Reported	Adjustment(2)	Adjusted	% of Net sales		Y/Y

Earnings reconciliation:

SG&A	$1,287	$(196)	$1,091	27.6%	23.4%	24.5%	5.5%
Operating earnings	511	196	707	11.0	15.2	(25.5)	3.1
Other expense — net	(19)	—	(19)	0.4	0.4	26.7	26.7
Earnings before income taxes	492	196	688	10.6	14.8	(26.7)	2.5
Income tax provision	(171)	—	(171)	3.7	3.7	3.0	3.0
Net earnings	321	196	517	6.9	11.1	(36.4)	2.4
Noncontrolling interest(5)	(27)	—	(27)	0.6	0.6	42.1	42.1
Net earnings attributable to W.W. Grainger, Inc.	$294	$196	$490	6.3%	10.5%	(39.5)%	0.8%

Diluted earnings per share:	$6.12	$4.09	$10.21			(38.0)%	3.4%
(1) Reflects transaction costs associated with the acquisition of technology assets from Adroit Worldwide Media, Inc. in the third quarter of 2026.
(2) Reflects the loss from the Company's exit of the U.K. market, including the sale of the Cromwell business and closure of Zoro U.K., announced in the third quarter of 2025 and completed in the fourth quarter of 2025.

(3) Calculated on the basis of reported net sales for the third quarter of 2026 and 2025.
(4) The Company's reported and adjusted effective tax rates were both 24.3% for the third quarter of 2026.
(5) The Company has a controlling ownership interest in MonotaRO with the residual representing noncontrolling interest.